EXHIBIT 99.1

Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                            October 14, 2004

ROWAN REPORTS IMPROVED CONTINUING OPERATING RESULTS

HOUSTON, TEXAS -- Rowan Companies, Inc. (NYSE: RDC) reported third quarter operating results that, excluding an impairment charge related to the Company’s aviation operations, were improved over the year-earlier period.

For the three months ended September 30, 2004, the Company generated net income of $9.9 million, or $.09 per share, on revenues of $234.6 million, after deducting a $6.4 million, or $.06 per share, after-tax charge related to the planned sale of Era Aviation, Inc. Excluding the $6.4 million charge, Rowan’s third quarter 2004 net income would have been $16.3 million, or $.15 per share. For the three months ended September 30, 2003, the Company generated net income of $11.6 million, or $.12 per share, on revenues of $193.9 million.

Rowan’s Gulf of Mexico rig utilization was 97% during the third quarter of 2004, versus 88% in the second quarter of 2004 and 93% in the year-earlier period, and our average Gulf of Mexico day rate of $46,500 increased by $4,300, or 10%, from the second quarter of 2004, and by $7,500, or 19%, from the year-earlier period. Land rig utilization was 83% during the third quarter of 2004, versus 82% in the second quarter of 2004 and 72% in the year-earlier period, and our average land rig day rate of $12,400 increased by $1,000, or 9%, from the second quarter of 2004, and by $1,400, or 13%, from the year-earlier period.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are encouraged by the positive trends occurring in the drilling industry, and in our operations. Worldwide demand for premium jack-ups has effectively caught up with the available supply. Rowan’s fleet of 24 jack-ups has remained near fully utilized since early June, and we are continuing to obtain day rate increases as our contracts turn over. We are optimistic that such trends will continue in the fourth quarter.

“Gorilla V was recently relocated from eastern Canada to the North Sea where, after upgrades, the rig will commence in early November a nine-month drilling assignment in the Glenelg Field. We continue to aggressively pursue overseas opportunities for our jack-up rigs, particularly our Gorilla and Super Gorilla class jack-ups, including contracts for work offshore eastern Canada, Qatar, Trinidad and Venezuela beginning in early 2005.

-1-

“Gorilla VII continues to produce two of the wells it has drilled in the North Sea’s Ardmore Field while a third well is being re-completed. Our agreement to temporarily reduce the day rate remains in effect, and we have received payment for our day rate charges through May 2004 in accordance with the extension agreement. The drilling of a fourth well is under consideration, which could extend the productive life of the field through 2005. However, there is a risk that the contract could terminate earlier if the well is not drilled or if production from the field is otherwise inadequate. In either case, we could be faced with a write-off of receivables related to this contract, which currently total approximately $18 million. Ultimately, Rowan is dependent upon the productive life of the Ardmore Field for payment of its compensation.

“The near-term prospects for our manufacturing division have never been better. Our manufacturing backlog of $76 million is at an all-time high, and up by more than $30 million over the past year.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited (In Thousands)

	SEPTEMBER 30
	2004	2003
ASSETS

Cash and short-term investments	$292,983	$50,014
Accounts receivable	170,958	120,066
Inventories	200,998	199,920
Other current assets	17,577	65,446
Total current assets	682,516	435,446
Property, plant and equipment - net	1,741,397	1,686,716
Other assets	16,772	19,326
TOTAL	$2,440,685	$2,141,488

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$60,243	$52,809
Other current liabilities	92,430	91,065
Total current liabilities	152,673	143,874
Long-term debt	577,053	552,110
Other liabilities	295,086	317,172
Stockholders' equity	1,415,873	1,128,332
TOTAL	$2,440,685	$2,141,488

CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	2004	2003	2004	2003
REVENUES:
Drilling services	$ 142,234	$ 124,582	$ 363,468	$ 297,606
Manufacturing sales and services	46,261	27,067	136,245	86,738
Aviation services	46,138	42,234	96,257	98,994
TOTAL	234,633	193,883	595,970	483,338
COSTS AND EXPENSES:
Drilling services	95,722	86,162	272,326	242,793
Manufacturing sales and services	42,009	25,199	125,193	80,518
Aviation services	47,502	33,327	102,981	86,697
Depreciation and amortization	24,341	21,740	71,375	62,973
General and administrative	6,898	6,126	19,282	19,420
TOTAL	216,472	172,554	591,157	492,401
INCOME (LOSS) FROM OPERATIONS	18,161	21,329	4,813	(9,063)
OTHER INCOME (EXPENSE):
Interest expense	(5,329)	(5,213)	(15,433)	(14,869)
Less interest capitalized	330	1,004	1,662	3,457
Interest income	1,160	139	2,688	1,023
Other - net	217	38	547	417
OTHER INCOME (EXPENSE) - NET	(3,622)	(4,032)	(10,536)	(9,972)
INCOME (LOSS) BEFORE INCOME TAXES	14,539	17,297	(5,723)	(19,035)
Provision (credit) for income taxes	4,607	5,710	(2,222)	(6,816)
NET INCOME (LOSS)	$9,932	$11,587	$(3,501)	$(12,219)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$.09	$.12	$(.03)	$(.13)
Diluted	$.09	$.12	$(.03)	$(.13)
AVERAGE SHARES	108,011	95,877	104,863	93,738

-3-

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2004	2003
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$(3,501)	$(12,219)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	71,375	62,973
Deferred income taxes	(2,444)	(6,727)
Charge in connection with planned sale of aviation operations	10,680
Other - net	4,123	(1,585)
Net changes in current assets and liabilities	(48,549)	(45,202)
Net changes in other noncurrent assets and liabilities	1,237	(1,124)
Net cash provided by (used in) operations	32,921	(3,884)

Investing activities:
Property, plant and equipment additions	(102,458)	(184,711)
Proceeds from disposals of property, plant and equipment	13,894	6,360
Net cash used in investing activities	(88,564)	(178,351)

Financing activities:
Proceeds from borrowings	58,101	84,350
Repayments of borrowings	(45,139)	(34,733)
Proceeds from common stock offering, net of issue costs	264,980
Proceeds from stock option and convertible debenture plans	12,457	3,876
Net cash provided by financing activities	290,399	53,493

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	234,756	(128,742)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,227	178,756
CASH AND CASH EQUIVALENTS, END OF PERIOD	$292,983	$50,014